EXHIBIT 4.4
WINTRUST FINANCIAL CORPORATION
2007 STOCK INCENTIVE PLAN
     1. Purpose; Effect on Predecessor Plan. The purpose of the Wintrust Financial Corporation 2007 Stock Incentive Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees, directors and consultants stock-based incentives and other equity interests in the Corporation, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries.
This Plan is intended to replace the Predecessor Plan. As of the Effective Date, no further awards shall be granted under the Predecessor Plan; provided, however, that if the Plan is not approved by the shareholders of the Corporation, the Predecessor Plan shall remain in effect in accordance with its terms.
     2. Definitions.
          (a) “Award” includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, performance share or unit awards, stock awards, restricted share or unit awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock (“Other Incentive Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.
          (b) “Award Agreement” means a writing provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan.
          (c) “Board” means the Board of Directors of the Corporation.
          (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          (e) “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan and which also shall be entirely comprised of independent directors meeting the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and the “outside director” requirement of Section 162(m) of the Code.
          (f) “Common Stock” means the Common Stock, no par value, of the Corporation.
          (g) “Corporation” means Wintrust Financial Corporation, an Illinois corporation.
          (h) “Director” means a director of the Corporation or a Subsidiary.
          (i) “Effective Date” means the date of the approval of the Plan by the shareholders of the Corporation.

          (j) “Employee” means an employee of the Corporation or a Subsidiary.
          (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (l) “Fair Market Value” means the average of the highest and the lowest quoted selling prices on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded; provided, however, that, the Committee may modify the definition of Fair Market Value to mean the closing selling price on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such closing selling prices were recorded.
          (m) “Participant” means an Employee, Director or a consultant who has been granted an Award under the Plan.
          (n) “Plan” means this Wintrust Financial Corporation 2007 Stock Incentive Plan.
          (o) “Plan Year” means a twelve-month period beginning with January 1 of each year.
          (p) “Predecessor Plan” means the Wintrust Financial Corporation 1997 Stock Incentive Plan, which incorporated the Crabtree Capital Corporation 1987 Stock Option Plan, The Credit Life Companies, Incorporated 1987 Stock Option Plan, the Crabtree Capital Corporation 1990 Stock Purchase Plan, the First Premium Services, Incorporated 1992 Stock Option Plan, the Lake Forest Bancorp, Inc. 1991 Stock Option Plan, the Lake Forest Bancorp, Inc. 1993 Stock Option Plan, the Hinsdale Bancorp, Inc. 1993 Stock Option Plan, the North Shore Community Bancorp, Inc. 1993 Stock Rights Plan, the North Shore Community Bancorp, Inc. 1994 Stock Option Plan, the Libertyville Bancorp, Inc. 1995 Stock Option Plan and the Wolfhoya Investments, Inc. 1995 Stock Option Plan, the Advantage National Bancorp, Inc. 2002 Stock Incentive Plan, the Village Bancorp, Inc. 1998 Omnibus Stock Incentive Plan, the Town Bankshares, Ltd. 1997 Stock Incentive Plan, the Northview Financial Corporation 1993 Incentive Stock Program, the First Northwest Bancorp, Inc. 1998 Stock Option Plan, the First Northwest Bancorp, Inc. 2002 Stock Option Plan and the Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended, each a stock option or stock purchase plan maintained by a predecessor to the Corporation.
          (q) “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% (or 20%, if providing an Award to an Employee, Director or consultant of such Subsidiary is based upon legitimate business criteria, as defined in Section 409A of the Code and the regulations promulgated thereunder) by reason of stock ownership or otherwise.
     3. Eligibility. Any Employee, Director or consultant selected by the Committee is eligible to receive an Award. In addition, the Committee may select former Employees and Directors who have a consulting arrangement with the Corporation or a Subsidiary whom the Committee determines have a significant responsibility for the success and future growth and profitability of the Corporation.

     4. Plan Administration.
          (a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, restriction or option periods, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.
          (b) No Award that contemplates exercise or conversion may be exercised or converted to any extent, and no other Award that defers vesting, shall remain outstanding and unexercised, unconverted or unvested more than seven (7) years after the date the Award was initially granted.
          (c) The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Articles of Incorporation and By-Laws, as may be amended from time to time.
          (d) The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to Participants who are officers or directors of the Corporation for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the Committee hereunder.
          (e) It is the intent of the Company that no Award under the Plan be subject to taxation under Section 409A(a)(1) of the Code. Accordingly, if the Committee determines that an Award granted under the Plan is subject to Section 409A of the Code, such Award shall be interpreted and administered to meet the requirements of Sections 409A(a)(2), (3) and (4) of the Code and thus to be exempt from taxation under Section 409A(a)(1) of the Code.
     5. Stock Subject to the Provisions of this Plan. The stock subject to the provisions of this Plan shall be made available from shares of authorized but unissued Common Stock, shares of authorized and issued Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which all Awards may be granted shall not exceed 500,000 shares. Subject to adjustment in accordance with the provisions of Section 10, the total number of such shares with respect to which Awards other than stock options or stock appreciation rights may be granted shall not exceed 200,000 shares. Upon:
          (a) a payout of an Award in the form of cash; or
          (b) a cancellation, termination, forfeiture, or lapse for any reason (with the exception of the termination of a tandem Award upon exercise of the related Award, or the termination of a related Award upon exercise of the corresponding tandem Award) of any Award or any award granted under the Predecessor Plan, then the number of shares of Common Stock underlying any such award which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan. Notwithstanding anything to the contrary contained herein: (A) shares tendered in payment of the exercise price of a stock or incentive option shall not be added to the aggregate plan limit described above; (B) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate plan limit described above; (C) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock or incentive option shall not be added to the aggregate plan limit described above; and (D) all shares covered by an award made under Section 6(c) (stock appreciation rights), to the extent that it is exercised and settled in Common Stock, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.
     6. Awards under this Plan. As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:
          (a) Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.
          (b) Incentive Stock Option. An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time.
          (c) Stock Appreciation Right. A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is exercised over the Fair Market Value of a share of Common Stock on the date the stock appreciation right was granted.
          (d) Restricted and Performance Shares. A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards, for such periods of time as the Committee may determine.
          (e) Restricted and Performance Share Unit. A fixed or variable share or dollar denominated unit subject to such conditions of vesting, performance and time of payment as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in Common Stock, cash or a combination of both.
          (f) Stock Award. An unrestricted transfer of ownership of Common Stock.
          (g) Other Incentive Awards. Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.
Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be made subject to Awards granted under the Plan in any Plan Year (taking into account any stock option granted in tandem with any stock appreciation right as an Award with respect to shares subject to the stock option and any restricted and performance shares or restricted and performance units as an Award based upon the maximum number of Shares to which the Award relates) to any single Participant may not exceed 100,000. The Committee may from time to time, establish performance criteria with respect to an Award. The performance criteria or standards shall be determined by the Committee in writing and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, or assets, investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and strategic loan loss provisions. Such performance standards may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally.
     7. Award Agreements.
          (a) Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.
          (b) The Committee shall include a provision providing for a minimum vesting schedule for an Award pursuant to which:
     (i) no stock option Award may become fully exercisable prior to the third anniversary of the date of grant, and to the extent such an Award provides for vesting in installments over a period of no less than three years, such vesting shall occur ratably on each of the first three anniversaries of the date of grant;
     (ii) no Award other than stock options or stock appreciation rights may become fully exercisable or saleable prior to the third anniversary of the date of grant and to the extent such an Award provides for vesting or saleability in installments over a period of no less than three years, such vesting shall occur ratably on each of the first three anniversaries of the date of grant and requiring the forfeiture of unvested or nonsaleable shares subject to such Award at the time a participant is no longer an Employee;
provided, that, such restrictions shall not apply to (v) Awards to newly hired Employees, (w) performance based Awards, (x) Awards to Employees in connection with acquisitions (whether by asset purchase, merger or otherwise); (y) Awards to Employees who subsequently retire or have plans for retirement from the Company or one of its Subsidiaries or (z) Awards made in lieu of a cash bonus. Notwithstanding the foregoing, (i) any award agreement may provide for any additional vesting requirements, including but not limited to longer periods of required employment or the achievement of performance goals; (ii) any award agreement may provide that all or a portion of the shares subject to such Award vest immediately or, alternatively, vest in accordance with the vesting schedule but without regard to the requirement for continued employment in the event of a Change in Control, or in the case of termination of employment due to death, disability, layoff, retirement or divestiture, or in the case of a vesting period longer than three years, vest and become exercisable or fail to be forfeited and continue to vest in accordance with the schedule in the award agreement prior to the expiration of any period longer than three years for any reason designated by the Committee.
     8. Other Terms and Conditions.
          (a) No Assignment; Limited Transferability of Options. Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise then by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the stock options (other than incentive stock options) granted to a Participant to be on terms which permit transfer by such Participant to:
     (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”);
     (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or;
     (iii) a partnership in which such Immediate Family Members are the only partners, provided that:
     (A) there may be no consideration for any such transfer;
     (B) the Award Agreement pursuant to which such stock options are granted expressly provides for transferability in a manner consistent with this Section 8(a); and
     (C) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 8(b).

Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8(b) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the stock option relating to the period of exercisability and expiration of the stock option shall continue to be applied with respect to the original Participant, and the stock options shall be exercisable by the transferee only to the extent, and for the periods, set forth in said stock option.
          (b) Beneficiary Designation. Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.
          (c) Termination of Employment. The termination of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment shall be as determined by the Committee and set forth in the Award Agreement.
          (d) Rights as a Shareholder. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.
          (e) Payments by Participants. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) by a combination of the methods described in (i) and (ii) above; (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise; or (v) by such other methods as the Committee may deem appropriate, including, but not limited to loans by the Corporation on such terms and conditions as the Committee shall determine to the extent permitted by applicable law.
          (f) Withholding. Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash, and (ii) in the case of the exercise of options or payments of Awards in shares of Common Stock, the Participant shall be required to pay or have paid by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, to elect to have a number of shares the Fair Market Value of which equals the amount required to be withheld deducted from the shares to be received upon such exercise or payment or deliver such number of previously-acquired shares of Common Stock.

          (g) Deferral. The receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to a Participant under any Award other than a stock option (including an incentive stock option) or stock appreciation right may be deferred to the extent permitted by an applicable deferral plan established by the Corporation or a Subsidiary. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.
          (h) No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 10, without the approval of the shareholders of the Corporation, neither the Board nor the Committee will amend or replace any previously granted stock option, incentive stock option or stock appreciation right in a transaction that constitutes a “repricing,” as such term is used in the listing rules of the principal stock exchange on which the Common Stock is traded.
     9. Amendments, Modification and Termination. The Board may at any time and from time to time, terminate, suspend or discontinue this Plan. The Board of Directors may at any time and from time to time, alter or amend this Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) materially increase the number of shares available under the Plan or issuable to a participant (other than a change in the number of shares made pursuant to Section 10); (ii) change the types of awards that may be granted under the Plan; (iii) expand the class of persons eligible to receive awards or otherwise participate in the Plan; or (iv) reduce the price at which an option is exercisable either by amendment of an Award Agreement or by substitution of a new option at a reduced price (other than as permitted in Section 10). No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
     10. Recapitalization. The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the limitations on the maximum number of shares of Common Stock which may be made subject to Awards granted to a Participant during a Plan Year, the number of shares of Common Stock covered by each outstanding Award, and the price per share of Common Stock in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spinoff, extraordinary dividend or other distribution or similar transaction.
     11. Rights as Employees, Directors or Consultants. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a

Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.
     12. Change of Control.
          (a) Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control, as defined below, the following shall occur with respect to any and all Awards outstanding as of such Change of Control:
     (i) any and all options and stock appreciation rights granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;
     (ii) any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested;
     (iii) unless otherwise specified in a Participant’s Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of performance units, performance shares and Other Incentive Awards shall be deemed to have been fully earned at the maximum level for the entire performance period(s) as of the effective date of the Change of Control, and the vesting of all such Awards shall be accelerated as of the effective date of the Change of Control; and
     (iv) the Board (as constituted prior to such Change of Control) may, in its discretion:
     (A) require that shares of stock of the corporation resulting from such Change of Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board or the Committee in accordance with Section 10; and/or
     (B) require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (1) a cash payment in an amount equal to (a) in the case of a stock option, incentive stock option or stock appreciation right, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place, over the purchase price or base price per share of Common Stock subject to such Award and (b) in the case of restricted shares, restricted share units, performance shares, performance share units or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such Award surrendered multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place; (2) shares of capital stock of the corporation resulting from such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.
          (b) A “Change of Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:
     (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or
     (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or
     (iii) The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the

Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.
     13. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Illinois, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.
     14. Savings Clause. This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Employees who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.
     15. Effective Date and Term. The Plan shall be effective as of the Effective Date, provided it is approved by the shareholders of the Corporation at its 2007 special meeting. The Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under this Plan on or after the ten year anniversary of the Effective Date.